Exhibit 3.7

LIMITED LIABILITY COMPANY AGREEMENT

OF

MARINER, LLC

This limited liability company agreement (this “Agreement”) of Mariner, LLC, a Marshall Islands limited liability company (the “Company”), is entered into by Seven Seas Cruises S. DE R.L., a sociedad de responsabilidad limitada organized under the laws of the Republic of Panama (the “Member”), dated as of October 26, 2010.

WHEREAS, the Company was formed pursuant to the Limited Liability Company Act of 1996 of the Republic of the Marshall Islands (as amended from time to time, the “Act”), by Gema M. Piñon, an authorized person of the Company, causing the filing of the certificate of formation of the Company (the “Certificate”), with the Republic of the Marshall Islands Registrar of Corporations on October 26, 2010.

NOW, THEREFORE, the parties hereby agree as follows:

1. Name.

(a) The name of the limited liability company is “Mariner, LLC”. The business of the Company may be conducted under any other name deemed necessary or desirable by the Board of Managers (as defined below).

(b) The Member hereby forms the Company as a limited liability company pursuant to the provisions of the Act and acknowledges that the rights, duties and liabilities of the Member and Board of Managers shall be as provided in the Act except as provided in this Agreement.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office; Registered Agent. The address of the registered office of the Company in the Republic of the Marshall Islands is c/o Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. The name and address of the registered agent of the Company for service of process on the Company in the Republic of the Marshall Islands is the Trust Company of the Marshall Islands, Inc. whose address is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

4. Principal Office. The principal office of the Company shall be c/o Prestige Cruise Holdings, Inc., 8300 NW 33rd Street, Suite 308, Miami, Florida 33122, or such other place as the Board of Managers may determine from time to time. The Board of Managers may establish additional offices as they deem necessary.

5. Member. The name and the mailing address of the Member are set forth in Annex A. The Member is hereby admitted as the sole member of the Company upon its execution of this Agreement. The Member shall have a limited liability company interest in the Company and the rights, powers, duties and obligations as provided in the Act, except, to the extent permitted by the Act, as otherwise provided herein.

6. Authorized Persons. Gema M. Piñon, who, at the time, was an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate with the Republic of the Marshall Islands Registrar of Corporations. Such filing is hereby ratified and confirmed in all respects. Each of Frank J. Del Rio, Jason Montague, Mark S. Conroy and Gema M. Piñon is hereby designated as an authorized person of the Company (each, an “Authorized Person”) within the meaning of the Act, acting singly and not jointly, to execute, deliver and file any amendments to and/or restatements of the Certificate and any other certificates (and any amendments to and/or restatements thereof) permitted or required to be filed with the Republic of the Marshall Islands Registrar of Corporations. Any Authorized Person shall execute, deliver and file or cause the execution, delivery and filing of any certificates, applications, instruments and other documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Board of Managers may wish the Company to conduct business.

7. Management of the Company Vested in Managers.

(a) Without limiting the authority of the Member to take any and all actions on behalf of the Company as set forth in this Section 7 or pursuant to the Act, the Member hereby delegates its rights and powers to manage and control the business and affairs of the Company to the Board of Managers (as hereinafter defined). Pursuant to the Act, such delegation by the Member shall not cause the Member to cease to be a member of the Company or cause the Board of Managers to be a member of the Company. The Board of Managers is a manager of the Company within the meaning of the Act. The Member hereby appoints the individuals set forth on Annex B to the board of managers of the Company (the “Board of Managers”).

(b) To the extent permitted by law, the Board of Managers shall have the sole right to manage the business and affairs of the Company and all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, including without limitation, the right to sell all or substantially all the assets of the Company. Unless otherwise provided in this Agreement or by any non-waivable provision of the Act, all actions of the members of the Board of Managers (the “Managers”) shall be by the affirmative vote at a meeting, or the written consent, of a majority of the Board of Managers. The Member agrees that all determinations, decisions and actions made or taken by the Board of Managers in accordance with this Agreement shall be conclusive and absolutely binding upon the Company, the Member and the Member’s successors, assigns and personal representatives.

(c) There shall initially be seven (7) members of the Board of Managers. The authorized number of Managers may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all the Managers. Each Manager elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until such Manager’s earlier death, resignation, expulsion or removal.

(d) The Board of Managers may (but need not) adopt procedures relating to meetings of the Board of Managers and the taking of actions and may (but need not) exercise their authority hereunder by resolution.

(e) Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, without prior notice and without a vote, by consent in writing of all members of the Board of Managers, as permitted by Section 27(4) of the Act.

8. Delegation of Authority to Officers and Others.

(a) The Board of Managers may appoint individuals to act as agents or officers (each an “Officer” and collectively, the “Officers”) of the Company with such titles and authority as shall be delegated to such persons by the Board of Managers from time to time.

(b) Subject to the provisions of this Agreement, the Officers shall have such rights, powers, authority and responsibilities, general or specific, as may be expressly delegated to them pursuant to this Agreement or as determined from time to time by the Board of Managers. Officers shall be subject to removal with or without cause at any time by the Board of Managers.

(c) The Member and Board of Managers confirm that all determinations, decisions and actions made or taken by any of the Officers in accordance with this Agreement shall be conclusive and absolutely binding upon the Company, the Board of Managers and the Member and their respective successors, assigns and personal representatives.

(d) Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Officers as set forth in this Agreement. A certificate of any Officer certifying that such individual is an Officer shall be conclusive evidence that such individual is an Officer, and such individual’s actions as an Officer shall be authorized and binding on the Company.

9. Authorization.

(a) Notwithstanding any provision in this Agreement to the contrary, the Board of Managers, each Authorized Person and each Officer, acting individually, on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer) is hereby authorized, without any vote or consent of any other person, including the Member, to:

(i) subject to any restrictions or requirements as may be set by the Board of Managers, open accounts for and on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer) in any bank, and designate the persons authorized to sign checks, notes, drafts, bills of exchange, acceptances, undertakings or orders for payment of money from funds on deposit in such accounts, as may be deemed by any Manager or Officer to be necessary, appropriate or otherwise in the best interests of the Company or any entity for which the Company is the general partner, member, manager or other officer and, in connection therewith, execute any form of required resolution necessary to open any such bank accounts;

(ii) prepare and file, or cause to be prepared and filed, for and on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer), an Application for Employer Identification Number on Internal Revenue Service Form SS-4, and to prepare, execute and file with the appropriate authorities such other federal, state or local applications, forms and papers on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer) as may be required by law or deemed by the Board of Managers or any Authorized Person or Officer, to be necessary, appropriate or otherwise in the best interests of the Company or any entity for which the Company is the general partner, member, manager or other officer;

(iii) pay on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer) any and all fees and expenses incident to and necessary to perfect the formation of the Company or any entity for which the Company is the general partner, member, manager or other officer;

(iv) form, and enter into the constitutional documents of, any other entity which the Board of Managers or any Authorized Person or Officer determines is necessary or appropriate to form (such determination of the Board of Managers or any Authorized Person or Officer to be conclusively evidenced by the Board of Manager’s, such Authorized Person’s or such Officer’s execution of such constitutional documents), and any and all amendments thereto and/or restatements thereof, as a general partner, member, manager or other officer thereof, and to exercise all of its rights and perform all of its obligations thereunder; and

(v) negotiate, complete, execute, acknowledge and deliver any deeds, receipts, certificates, filings and other documents for and on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer), as the Board of Managers or any Authorized Person or Officer, acting alone may, in its, his or her absolute discretion consider:

(A) contemplated by or incidental to the aforementioned documents, or

(B) necessary or advisable in connection with the performance by the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer) of its obligations under any of the aforementioned documents.

(b) Notwithstanding any other provision of this Agreement, the Company, and any Authorized Person or Officer, acting individually on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer), is hereby authorized to enter into, and to perform its obligations under, the aforementioned agreements, deeds, receipts, certificates, filings and other documents, without any consent of any person, including any other member, but such authorization shall not be deemed a restriction on the power of any Authorized Person or Officer acting individually on behalf of the Company or any entity for which the Company is the general partner, to enter into, and to perform its obligations under, other agreements on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer). Any Authorized Person or Officer may execute the aforementioned agreements, deeds, receipts, certificates, filings and other documents on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer) under any title, including without limitation “Authorized Person,” that such Officer deems appropriate. Any prior acts of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer), and any Authorized Person or Officer acting individually on behalf of the Company (on its own behalf and/or on behalf of any entity for which the Company is the general partner, member, manager or other officer), consistent with the foregoing authorizations are hereby ratified and confirmed.

10. Capital Contributions.

(a) The Member shall have no obligation to make any capital contributions to the Company, but may make such capital contributions to the Company as the Board of Managers may deem necessary or advisable in connection with the business of the Company from time to time.

(b) The provisions of this Section 10 are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company other than the Member (and no such creditor of the Company shall be a third party beneficiary of this Agreement). The Member shall not have a duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Section 10.

11. Percentage Interest. The interests of the Member in and to all real or personal property, moneys and profits of the Company and all losses, expenses, obligations and liabilities of the Company shall be 100%.

12. Distributions.

(a) The Member shall not be entitled to interest on its capital contributions to the Company or have the right to distributions or the return of any contribution to the capital of the Company, except for distributions in accordance with this Section 12 or upon dissolution of the Company in accordance with Section 17. To the fullest extent permitted by the Act, the Member shall not be liable for the return of any such amounts. Notwithstanding any provision in this Agreement to the contrary, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

(b) Distributions shall be made either in cash or in kind to the Member at the times and in the aggregate amounts determined by the Board of Managers.

13. Fiscal Year; Tax Matters.

(a) The fiscal year of the Company for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the United States Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.

(b) Proper and complete records and books of account of the business of the Company, including Annex A, shall be maintained at the Company’s principal place of business. The Member acknowledges and agrees that the Company is a “non-resident limited liability company” (as such term is defined in the Act) with one owner and is intended to be classified and treated as a disregarded entity for United States federal, state and local income tax purposes. The Company’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member’s United States federal income tax return. The Member and its duly authorized representatives may, for any reason reasonably related to its interest as a member of the Company, examine the Company’s books of account and make copies and extracts therefrom at its own expense. The records of the Company shall be maintained for three years following termination of the Company.

(c) The Member and the Board of Managers hereby agree to take any measures necessary (or, if applicable, refrain from any action) to ensure that the Company is treated as a disregarded entity for United States federal, state and local income tax purposes.

14. Assignments and Transfers of Interests. The Member may transfer all or any portion of its limited liability company interest in the Company and any and all rights and/or obligations associated therewith to any person at any time with the written consent of the Board of Managers. The transferee of an interest in the Company shall be admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement, or some other written instrument reasonably acceptable to the Board of Managers in which it agrees to be bound by the terms of this Agreement. If the transferor Member is the sole member and transfers all of its interest in the Company, such admission shall be deemed effective immediately prior to the transfer and immediately following such admission, the transferor Member shall cease to be a member of the Company.

15. Admission and Withdrawal of Additional Members. One or more additional member(s) may be admitted to the Company with the written consent of the Board of Managers. The Member may withdraw from the Company with the written consent of the Board of Managers. Upon the admission to the Company of any additional member(s), if the Company then has two or more members, the members shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the Company to be classified as a partnership for United States federal, state and local income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the Company from a single member limited liability company to a limited liability company with two or more members.

16. Limitation on Liability; Indemnification.

(a) Except as otherwise provided in the Act, no Member, in such capacity, shall be liable for any debts, liabilities, contracts or any other obligations of the Company, except for and only to the extent of such Member’s capital contribution, and then only to the extent and under the circumstances set forth in the Act, or for any debts, liabilities contracts or obligations of any other Member. Except as otherwise provided in any separate written instrument signed by the Member, if applicable, no Member, in such capacity, shall be obligated personally for any debt, obligation or liability of any other Member, in such capacity, solely by reason of being a Member of the Company. No Member, in such capacity, shall have any fiduciary or other duty to another Member with respect to the business and affairs of the Company. To the fullest extent permitted by law, no Member shall have any responsibility to restore any negative balance in its capital account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as required by the Act or other applicable law.

(b) No Manager shall be liable to the Company or any Member of the Company for any expenses, damages or losses with respect to any matter that is or is claimed to be a matter related to its duties (fiduciary or otherwise) to the Company or any related entity or the performance of (or failure to perform) duties for the Company, or any other activities related to the Company or its business other than those expenses, damages or losses directly attributable to such Manager’s (i) failure to act in good faith or (ii) gross negligence or willful malfeasance.

(c) The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless each Manager, Member, Officer and Authorized Person of the Company from and against any and all expenses, damages, losses, liabilities, judgments, fines, penalties and amounts paid in settlement relating to, resulting from or arising out of, directly or indirectly, in whole or in part, any claim or demand arising by reason of the fact that such person is, or was, a Manager, Member, Officer or Authorized Person of the Company.

17. Dissolution.

(a) Subject to the occurrence of an event of dissolution pursuant to Section 17(b), the Company shall have perpetual existence.

(b) The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(i) the written consent of the Board of Managers,

(ii) at any time there is no member of the Company unless the Company is continued in accordance with the Act, or

(iii) the entry of a decree of judicial dissolution under the Act.

(c) In the event of dissolution, the Company shall wind up its affairs (including the sale of the assets of the Company) in an orderly manner, and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act. As part of the winding up process, any amounts permitted to be distributed to the Member in accordance with the Act shall be distributed to the Member.

18. Provisions with Respect to Units.

(a) The membership interest of the Member in the Company shall be represented by a single class of units to be known as Common Units (as hereinafter defined), and 1,000 Common Units are authorized for issuance. Annex C sets forth the capital contributions made by the Member and the number of Common Units held by the Member. The Member shall not be obligated to make any additional capital contributions to the Company in consideration for the issuance of such Common Units. For purposes hereof, “Common Units” shall mean all membership interests held at any time during the term of this Agreement by the Member, including, without limitation, the Member’s (i) right to a distributive share of the income, gain, losses and deductions of the Company in accordance with this Agreement, (ii) the right to a distributive share of the Company’s assets, and (iii) any securities issued in respect of or in exchange for Common Units, whether by way of dividend or other distribution, split, reverse split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

(b) The Company shall issue to the Member a certificate with respect to such Common Units in a form approved by the Board of Managers evidencing the Common Units held by the Member. The certificates representing the Member’s membership interest in the Company shall constitute a “security” within the meaning of (A) Article 8 of the Uniform Commercial Code (including Section 8-102(a) thereof) as in effect from time to time in the State of New York and (B) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. The Member hereby agrees that its interest in the Company for all purposes shall be personal property. The Member has no interest in specific Company property.

(c) Each such certificate shall bear legends substantially in the following form:

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH INTERESTS IN RESPECT OF THE ELECTION OF MANAGERS ARE SUBJECT TO A LIMITED LIABILITY AGREEMENT DATED OCTOBER 26, 2010. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT ANY TIME UPON WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF MARINER, LLC.”

“THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE INTERESTS MAY NOT BE SOLD OR

TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.”

(d) Common Units shall be transferable only on the books of the Company upon surrender thereof by the registered holder of such Common Units in person or by attorney, and until so transferred, the Company shall treat the registered holder of a Common Unit as the owner of the membership interest in the Company evidenced thereby for all purposes; provided, however, that any transfer of Common Units shall be made in accordance with the terms of this Agreement.

19. Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may only be amended by the written consent of the Member to such effect.

20. Successors and Assigns. This Agreement shall be binding upon the parties and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

21. Governing Law. This Agreement shall be governed by, and construed under, the laws of the Republic of the Marshall Islands, without giving effect to principles of conflicts of laws, and all rights and remedies shall be governed by those laws. The Member and Board of Managers intend the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

22. No Benefit of Third Parties. The provisions of this Agreement are intended only for the regulation of relations among the Member, the Board of Managers and former or prospective members or managers of the Company. This Agreement is not intended for the benefit of any other person.

23. Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

24. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic signature. All counterparts shall be construed together and shall constitute one instrument.

25. Limited Liability Company Opportunity.

(a) No non-employee Manager, Member, Officer or Authorized Person (each, a “Covered Person” and collectively, the “Covered Persons”) shall be required to manage the Company as its sole and exclusive function and any Covered Person may have other business interests and may engage in other activities in addition to those relating to the Company. Notwithstanding the foregoing, each Covered Person shall have the right to (i) engage, directly or indirectly, in the same or similar business activities or lines of business as the Company and (ii) do business with any client, competitor or customer of the Company, with the result that the

Company shall have no right in or to such activities or any proceeds or benefits therefrom, and the Covered Person (except as provided in Section 25(c)) shall not be liable to the Company or its members for breach of any fiduciary duty by reason of any such activities of the Covered Person’s participation therein; provided, however, that the terms of this sentence shall in no way modify the terms of any agreement between the Covered Person, on the one hand, and the Company or any of its affiliates, on the other hand. In the event that a Covered Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Covered Person and the Company, the Covered Person shall not have any duty to communicate or present such corporate opportunity to the Company and the Company hereby renounces any interest or expectancy it may have in such corporate opportunity, with the result that the Covered Person shall not be liable to the Company or its members for breach of any fiduciary duty, including for breach of any fiduciary duty as a Manager, Officer, Authorized Person or Member of the Company by reason of the fact that the Covered Person pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not present such corporate opportunity to the Company.

(b) In the event that a Covered Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and the Covered Person, such corporate opportunity shall belong to the Covered Person, and the Company hereby renounces any interest or expectancy it may have in such corporate opportunity.

(c) For the purposes of this Section 25, “corporate opportunities” shall not include any business opportunities that the Company is not financially or contractually able to undertake, or that are, from their nature, not in the line of the Company’s business or are of no practical advantage to it or that are ones in which the Company has no interest or reasonable expectancy.

(d) For purposes of this Section 25 only, the “Company” shall mean the Company and all corporations, partnerships, joint ventures, associations and other entities in which the Company beneficially owns (directly or indirectly) fifty percent (50.00%) or more of the outstanding voting stock, voting power or similar voting interests.

(e) All provisions of this Section 25 shall apply to any former Manager of the Company for all actions or omissions taken while such person was a Manager to the same extent as if such person were still a Manager, as applicable, of the Company.

(f) For the avoidance of doubt, the provisions of this Section 25 are in furtherance of and not in limitation of the provisions of Article VIII of the Amended and Restated Articles of Incorporation of Prestige Cruise Holdings, Inc., of which the Company is a wholly-owned, indirect subsidiary.

[Signature Page Follows]

The undersigned have signed this Agreement as of the date first written above.

MEMBER:

SEVEN SEAS CRUISES S. DE R.L.

By:	/s/ Gema M. Piñon
Name: Gema M. Piñon
Title: Senior Vice President, General Counsel and Secretary

Limited Liability Company Agreement

Signature Page

ANNEX A

Name and Address of the Member

Seven Seas Cruises S. DE R.L.

8300 N. W. 33rd Street

Suite 308

Miami, Florida 33122 USA

Annex A

ANNEX B

Board of Managers

Frank J. Del Rio

Jason Montague

Gema M. Piñon

Annex B

ANNEX C

Unit Ownership of the Member

Name	Number of Common Units	Capital Contribution for Common Units
MARINER LLC	1,000	$1,000

Annex C